CONSENT OF SEWARD & KISSEL LLP

We hereby consent to the reference to this firm in the Fund’s Prospectus and the Statement of Additional Information, in each case, included as part of the Registration Statement. In giving this consent, we do not hereby concede that we come within the categories of persons whose consent is required by the Securities Act of 1933, as amended, or the general rules and regulations promulgated thereunder.

 Very truly yours,

/s/ SEWARD & KISSEL LLP
Seward & Kissel LLP
Washington, DC
June 10, 2013